EXHIBIT 3.12

                           CERTIFICATE OF AMENDMENT
                                      TO
                       AMENDED AND RESTATED CERTIFICATE
                            OF LIMITED PARTNERSHIP
                                      OF
            FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP

          WHEREAS, on April 17, 1986, a Certificate of Limited Partnership in the name of Freeport-McMoRan Resource Partners, L.P. (the "Partnership") was filed with the Secretary of State of Delaware (the "Original Certificate"); and

          WHEREAS, on June 13, 1986, an Amended an Restated Certificate of Limited Partnership changing the name of the Partnership to Freeport-McMoRan Resource Partners, Limited Partnership was filed with the Secretary of State of the State of Delaware (the "Amended and Restated Certificate"); and

          WHEREAS, effective January 17, 1989, a Certificate of Amendment to Amended and Restated Certificate of Limited Partnership reflecting the withdrawal of Geysers Geothermal Company as a general partner and the admission of McMoRan Oil & Gas Co., a Delaware corporation, as a new general partner was filed with the Secretary of State of the State of Delaware (the "First Certificate of Amendment"); and

          WHEREAS, effective January 5, 1990, a Certificate of Amendment to Amended and Restated Certificate of Limited Partnership reflecting the withdrawal of Freeport Phosphate Rock Company as a general partner was filed with the Secretary of State of State of Delaware (the "Second Certificate of Amendment"); and

          WHEREAS, effective April 16, 1990, a Certificate of Amendment to the Amended and Restated Certificate of Limited Partnership reflecting that through transfers and merger, the two remaining general partners of the Partnership were Freeport-McMoRan Inc. a Delaware corporation ("FTX") and FMRP Inc., a Delaware corporation, was filed with the Secretary of State of Delaware (the "Third Certificate of Amendment"); and

          WHEREAS, effective as of 1:00 p.m. (Eastern Standard Time) on December 22, 1997, FTX was merged (the "Merger") with an into IMC Global Inc., a Delaware corporation ("IMC"), pursuant to the Agreement and Plan of Merger by and between IMC and FTX dated as of August 26, 1997; and

          WHEREAS, IMC. has become the Administrative Managing General Partner and Special General Partner of the Partnership as a result of the Merger;

          NOW, THEREFORE, pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), as amended, the undersigned does hereby make, subscribe and swear to the following amendments in writing according to the laws of the State of Delaware:

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                  Article I shall be amended as follows:

The name of the limited partnership is "Phosphate Resource Partners Limited Partnership" (hereinafter referred to as the "Partnership").

                  Article IV shall be amended as follows:

The names and addresses of the general partners of the Partnership are as follows:

                  IMC Global Inc.       2100 Sanders Road
                                        Northbrook, IL  60062

                  FMRP Inc.             1209 Orange Street
                                        Wilmington, DE  19801


          IN WITNESS WHEREOF, IMC Global Inc., as the Administrative Managing General Partner and Special General Partner has executed this amendment as of January 9, 1998.

                                 IMC Global Inc., as Administrative
                                 Managing General Partner and
                                 Special General Partner




                                 BY:   /s/ Rose Marie Williams
                                    -----------------------------
                                 Name:   Rose Marie Williams
                                 Title:  Secretary